Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Post Effective Amendment No. 1 to Form S-3 (No. 333-148384) of our report dated March 16, 2007 relating to the consolidated financial statements of Flotek Industries, Inc. which appears in Flotek Industries, Inc’s Annual Report on Form 10-K for the year ended December 31, 2006 and of our report dated January 29, 2008 relating to the financial statements of Cavo Drilling Motors, Ltd. Co. for the nine months ended September 30, 2007, which appears in the Current Report on Form 8-K dated January 29, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Houston, Texas

February 4, 2008